                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Wabash National Corporation
                       -------------------------------
               (Name of Registrant as Specified In Its Charter)


                ----------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    1) Title of each class of securities to which transaction applies

       ------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

       ------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction.

       ------------------------------------------------------------------------
    5) Total fee paid:

       ------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

    1) Amount previously paid:

       ------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------
    3) Filing Party:

       ------------------------------------------------------------------------
    4) Date Filed:

       ------------------------------------------------------------------------
Notes:
       ------------------------------------------------------------------------

                         WABASH NATIONAL CORPORATION
                         1000 SAGAMORE PARKWAY SOUTH
                          LAFAYETTE, INDIANA  47905



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 1998 Annual Meeting of Stockholders of Wabash National Corporation will be held at the University Inn, West Lafayette, Indiana on Monday, May 4, 1998, at 3:00 p.m. for the following purposes:

            1.   To elect six members of the Board of Directors.

            2. To consider and act upon such other business as may properly come before the meeting.


     Whether or not you expect to attend the meeting, you are requested to sign, date and return the enclosed proxy as promptly as possible in the enclosed stamped envelope.

                                By Order of the Board of Directors





                                JOHN R. GAMBS
                                Secretary


Lafayette, Indiana
March 31, 1998

                               PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS--MAY 4, 1998

     This Proxy Statement is furnished on or about March 31, 1998 to stockholders of Wabash National Corporation (the "Corporation"), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held at the University Inn, West Lafayette, Indiana on Monday, May 4, 1998. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

     The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

     At the close of business on February 28, 1998, there were 19,955,874 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on March 16, 1998 will be entitled to vote at the meeting, and each share will have one vote.

                            ELECTION OF DIRECTORS

     Six directors are to be elected for terms of one year or until their successors are duly elected and qualified. Proxies representing shares held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the six nominees for the Board of Directors named below. All such nominees are currently directors of the Corporation. Each of the nominees has consented to be named herein and to serve on the Board if elected.

     The name, age, business experience, current committee memberships and directorships of each nominee for director are as follows:

Richard E. Dessimoz........Age 50
                           Vice President of the Corporation and Chief
                           Executive Officer of Wabash National Finance
                           Corporation since its inception in December 1991. Prior to his employment by the Corporation, he was employed since 1989 by Premier Equipment Leasing Company (an equipment leasing company) as Chief Executive Officer and co-owner, and he was employed from 1985 to 1989 by Evans Transportation Company (a major lessor of railcars and truck trailers) as Chief Operating Officer.


Donald J. Ehrlich..........Member--Executive Committee
                           Age 60
                           President and Chief Executive Officer of the
                           Corporation since its founding and Chairman of the Board since May 1995. Mr. Ehrlich is also a director of Danaher Corporation, a diversified manufacturer and Indiana Secondary Market Corporation.


John T. Hackett............Member--Audit, Executive and Compensation Committees
                           Age 65
                           Managing General Partner of CID Equity Partners, L.P., a private investment partnership; Mr. Hackett was Vice President--Finance and Administration of Indiana University from 1988 to 1991 and Executive Vice President, Chief Financial Officer and director of Cummins Engine Company from 1964 to 1988. Mr. Hackett is also a director of Irwin Financial Corporation, Meridian Mutual Insurance Corporation and Ball Corporation and is Chairman of the Board of Indiana Secondary Market Corporation.

E. Hunter Harrison.........Member--Audit Committee
                           Age 53
                           President and Chief Executive Officer of Illinois Central Railroad in Chicago, Illinois since February 1993. He previously served as Senior Vice President of Operations since July 1992. Mr. Harrison also serves on the Board Of Directors of Belt Railway Co. in Chicago, Illinois; Terminal Railway in St. Louis, Missouri; TTX Co. in Chicago, Illinois; and the Association of American Railroads.

Mark R. Holden.............Member--Executive Committee
                           Age 38
                           Vice President and Chief Financial Officer of the Corporation since March, 1995. He previously served as Vice President and Controller of the Corporation. Prior to his employment by the Corporation in December 1992, Mr. Holden was employed by Arthur Andersen LLP from 1981 to December 1992.

Ludvik F. Koci.............Member--Audit Committee and Compensation Committees
                           Age 61
                           Vice Chairman of Detroit Diesel Corporation in Detroit, Michigan. He previously served as President and prior to that Executive Vice President of Detroit Diesel. Mr. Koci also serves on the Executive Committee of the GMI President's Council, Board of Directors of Detroit Diesel Corporation and the Trucking Research Institute.


     Donald J. Ehrlich is the brother of Charles R. Ehrlich and Rodney P. Ehrlich, executive officers of the Corporation.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee, an Executive Committee and an Audit Committee.

     The Compensation Committee is responsible for determining the Corporation's Compensation policies for executive officers and for administering the Corporation's 1992 Stock Option Plan pursuant to the provisions of the Plan. This Committee met once during 1997.

     The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law and the by-laws of the Corporation, in the interval between meetings of the Board when an emergency issue or scheduling makes it difficult to convene all directors. This Committee met once during 1997.

     The Audit Committee is responsible for recommending the selection of independent accountants, reviewing the independent accountants' assessments of the adequacy of the Corporation's internal control system and reviewing the scope and results of the external audit process. This Committee met twice during 1997.

ATTENDANCE AT MEETINGS

     During 1997, the Board of Directors of the Corporation held six meetings. All directors of the Corporation attended 75% or more of all Board meetings and meetings of committees on which they served in that year.

DIRECTORS' FEES

     Directors who are not officers or otherwise affiliated with the Corporation receive $1,500 per calendar quarter and $500 for each meeting of the Board attended. All directors are reimbursed for their expenses for any meeting attended. During 1997, directors who were not officers of the Corporation each received 1,500 stock options. Options granted had an exercise price of $18.375 per share, which was the fair market value at the time of grant. Options granted to Directors vest on the date of grant and are exercisable beginning six months thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and 10% stockholders to file reports of ownership of equity securities of the Corporation. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation during the year ended December 31, 1997 all of such required filings were made on a timely basis.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of February 28, 1998 (unless otherwise specified) with respect to the beneficial ownership of the Corporation's Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Officer (as defined below), and all directors and executive officers as a group:


                                                                  SHARES OF
                                                                 COMMON STOCK
                                                               NAME AND ADDRESS
         NAME AND ADDRESS                                        BENEFICIALLY                             PERCENT
         OF BENEFICIAL OWNER                                      OWNED (1)                               OF CLASS
         -------------------                                   -----------------                          --------
The Crabbe Huson Group, Inc....................................    2,288,500(2)                             11.5%
121 SW Morrison
Suite 1400
Portland, OR 97204

J. P. Morgan & Co., Incorporated. .............................    1,341,300                                 6.7%
60 Wall Street
New York, NY  10260

State of Wisconsin Investment Board ...........................    1,025,000                                 5.1%
P.O. Box 7842
Madison, WI  53707

Donald J. Ehrlich .............................................      454,352(3)                              2.3%

Richard E. Dessimoz ...........................................       27,840(4)                              *

Charles R. Ehrlich ............................................       34,440(5)                              *

Rodney P. Ehrlich .............................................       36,890(6)                              *

Lawrence J. Gross .............................................       27,390(4)                              *

Mark R. Holden ................................................       18,240(6)                              *

John T. Hackett ...............................................       13,300(7)                              *

E. Hunter Harrison ............................................       12,000(7)                              *

Ludvik F. Koci ................................................       13,000(7)                              *

All Executive Officers and Directors as a group (14 persons) ..      702,582                                 3.5%


*    Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of February 28, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The Crabbe Huson Group, Inc. shares voting and investment power with approximately 42 of its clients and disclaims beneficial ownership of all of the shares.
(3)  Includes currently exercisable options to purchase 140,640 shares.
(4)  Includes currently exercisable options to purchase 24,840 shares.
(5)  Includes currently exercisable options to purchase 15,840 shares.
(6)  Includes currently exercisable options to purchase 18,240 shares.
(7)  Includes currently exercisable options to purchase 12,000 shares.


                                 COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1997, 1996 and 1995 of the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation as of December 31, 1997 (the "Named Officers").


                          SUMMARY COMPENSATION TABLE




                                                                             LONG TERM
                                                                            COMPENSATION
                                                                               AEARDS                      ALL OTHER
                                               ANNUAL COMPENSATION      SECURITIES UNDERLYING           COMPENSATION(1)
         NAME AND PRINCIPAL                    -------------------      ---------------------           ---------------
             POSITION                       YEAR    SALARY     BONUS(2)       OPTIONS(#)              401(K)     INSURANCE
         ------------------                 ----    ------     -------        ----------              ------     ---------
Donald J. Ehrlich ........................  1997   $400,000    $285,600        65,000                 $2,850       $2,106
President and Chief Executive Officer       1996   $350,000          $0         3,200                 $2,850       $1,350
                                            1995   $350,000    $174,195        50,000                 $2,864       $1,350

Richard E. Dessimoz ......................  1997   $177,650     $90,601        10,000                 $2,665         $864
Vice President of the Corporation and CEO-  1996   $164,000          $0         3,200                 $2,442         $522
Wabash National Finance Corporation         1995   $141,167     $50,185         8,000                 $2,734         $522

Lawrence J. Gross ........................  1997   $177,650     $90,601        10,000                 $2,665         $306
Vice President-Marketing                    1996   $164,000          $0         3,200                 $2,446         $306
                                            1995   $141,167     $50,185         8,000                 $2,626         $306

Mark R. Holden ...........................  1997   $177,650     $90,601        10,000                 $2,665         $198
Vice President-Chief Financial Officer      1996   $157,812          $0         3,200                 $2,331         $198
                                            1995   $126,042     $44,808         8,000                 $1,891         $198

Rodney P. Ehrlich ........................  1997   $167,200     $85,272        10,000                 $2,665         $864
Vice President-Engineering                  1996   $151,563          $0         3,200                 $2,248         $864
                                            1995   $126,042     $44,808         8,000                 $2,344         $522


(1) "All Other Compensation" consists of (i) contributions to the Corporation's 401(k) Plan on behalf of all of the Named Officers, and
     (ii) payments by the Corporation with respect to term life insurance for the benefit of the Named Officers.

(2) See the Report on Executive Compensation below for a description of the Bonus Plan.

  OPTION GRANTS

       Shown below is information on grants to the Named Officers of stock options pursuant to the Corporation's 1992 Stock Option Plan during the year ended December 31, 1997.

                                                            Individual Grants
                        ---------------------------------------------------------------------------------------
                                                                               POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF   PERCENTAGE OF                                 ASSUMED ANNUAL RATES OF
                        SECURITIES  TOTAL OPTIONS                                 STOCK PRICE APPRECIATION
                        UNDERLYING   GRANTED TO    EXERCISE OR                        FOR OPTION TERM (3)
                         OPTIONS     EMPLOYEES      BASE PRICE     EXPIRATION  --------------------------------
NAME                    GRANTED(1)     IN 1997     (PER SHARE)(2)    DATE           5%($)            10%($)
----                    ----------  -------------  --------------  ----------  ---------------  ---------------
Donald J. Ehrlich ....  65,000        25.5%         $28.75         9/16/07      $3,043,996          $4,847,056
Richard E. Dessimoz ..  10,000         3.9%         $28.75         9/16/07         468,307             745,700
Lawrence J. Gross ....  10,000         3.9%         $28.75         9/16/07         468,307             745,700
Mark R. Holden .......  10,000         3.9%         $28.75         9/16/07         468,307             745,700
Rodney P. Ehrlich ....  10,000         3.9%         $28.75         9/16/07         468,307             745,700


  (1) Options become exercisable ratably beginning one year from date of grant through five years of date of grant.
  (2) Options were granted having exercise prices at fair market value on the date of grant.
  (3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from September 16, 1997 (the date of grant) to September 16, 2007 (the date of expiration of such options) of 5% and 10%. These assumptions are not intended to forecast future appreciation of the Corporation's stock price. The Corporation's stock price may increase or decrease in value over the time period set forth above.

  OPTION FISCAL YEAR-END VALUES

  Shown below is information with respect to the unexercised options to purchase the Corporation's Common Stock granted under the 1992 Stock Option Plan, as amended. None of the Named Officers exercised any stock options during the fiscal year ended December 31, 1997.


                                NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                     UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                  HELD AT DECEMBER 31, 1997        AT DECEMBER 31, 1997 (1)
                                 ----------------------------    ----------------------------
NAME                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                             -----------    -------------    -----------    -------------
Donald J. Ehrlich ...............  140,640       152,560            $657,490        $187,023
Richard E. Dessimoz .............   24,840        18,860             238,998          40,446
Lawrence J. Gross ...............   24,840        18,860             238,998          40,446
Mark R. Holden ..................   18,240        17,960             166,348          30,675
Rodney P. Ehrlich ...............   18,240        17,960             166,348          30,675


  (1) Based on the closing price on the New York Stock Exchange-Composite Transactions of the Corporation's Common Stock on that date ($28.4375 per share).

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       During 1997, decisions on cash compensation and stock options of the Corporation's executive officers were made by the Compensation Committee of the Board of Directors, which has furnished the following report on its policies. This report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended or the 1934 Act.

      Compensation Policies Toward Executive Officers

      The Corporation's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, and assist the Corporation in attracting and retaining qualified executives. Total compensation for each of the Named Officers as well as the other executive officers is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Corporation's Common Stock.

      Base Salary. Each year the Compensation Committee fixes the base salaries of each of the executive officers and that of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee's assessment of each officer's past performance and its expectation as to future contributions.

      Annual Bonus Plan. The amount of annual bonuses paid to the executive officers under the Corporation's bonus program (the "Bonus Plan") depends mainly upon whether, and the extent to which, the Corporation achieved certain pre-established working capital, profit and specific strategic objectives. Under the Bonus Plan, the Corporation has established for each participant a percentage of his annual base salary which is to be the participant's standard bonus percentage (the "Standard Bonus Percentage"). The Standard Bonus Percentages are reviewed each year by the Compensation Committee and changes are made when deemed necessary.

      Generally, if the Corporation achieves its working capital, profit and specific strategic objectives, each Bonus Plan participant will accrue a bonus for the year which is equal to his Standard Bonus Percentage of his base pay for the year. If the Corporation's performance is 25% below its objectives, each participant accrues a bonus equal to half of his Standard Bonus Percentage of base pay. If the Corporation's performance is 10%, 20%, 30%, 40%, or 50% above its objectives, each participant accrues a bonus equal to 120%, 140%, 160%, 180% or 200% of his Standard Bonus Percentage of base pay, respectively. Bonuses are prorated for Corporation performance which falls between these achievement percentages. After the bonus percentage is computed for each Bonus Plan participant, the Compensation Committee may in its discretion increase or decrease the percentage, based upon individual performance. Bonuses are paid to participants in the calendar year following the year in which bonuses are accrued by the participants. For 1997, the Corporation achieved 101% of its targeted objectives and each executive officer received a bonus equal to 102% of his Standard Bonus Percentage. Bonuses for 1995, 1996 and 1997 for each of the Named Officers appear under the caption "Bonus" in the Summary Compensation Table on page 4.

      Long Term Compensation Through Stock Options. In 1992, the Corporation adopted its 1992 Stock Option Plan (the "1992 Plan") to provide for discretionary grants of stock options to employees as a means of achieving the goal of creating long-term compensation incentives. During 1997, the 1992 Plan was administered by the Compensation Committee. Options granted to employees under the 1992 Plan vest cumulatively to the extent of one-fifth of the amount granted on each of the first five anniversary dates of the date of effectiveness of such grants. Individual option grants were made by the Compensation Committee based upon the Compensation Committee's deliberations as to the individual's contribution to the Corporation, overall level of compensation and seniority. Options granted in 1997 had an exercise price of $28.75 per share, which was the fair market value at the time of grant.

      Mr. Ehrlich's 1997 Compensation

      Mr. Ehrlich generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and grants of options. The Compensation Committee's general approach in setting Mr. Ehrlich's compensation is to be competitive with other companies in the industry, but to have a large portion of his salary based upon the Corporation's performance.

      Section 162(m)

      Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements including shareholder approval. The Committee intends to consider annually whether it should adopt a policy regarding 162(m) and to date has concluded that it was not appropriate to do so. One reason for this conclusion is that, assuming the current compensation policies and philosophy remain in place,
 Section 162(m) will not be applicable in the near term to any executive's compensation.

                                     Submitted by the
                                     Members of the Compensation Committee

                                     John T. Hackett
                                     Ludvik F. Koci

                 SHAREHOLDER RETURN PERFORMANCE PRESENTATION


       The following graph shows a comparison of cumulative total returns for an investment in the Common Stock of the Corporation, the S&P 500 Composite Index and the Dow Jones Transportation Index. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended or the 1934 Act.


            COMPARISON OF CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
                 DECEMBER 31, 1991 THROUGH DECEMBER 31, 1997
             AMONG WABASH NATIONAL CORPORATION, THE S&P 500 INDEX
                    AND THE DOW JONES TRANSPORTATION INDEX

                    (RETURN ASSUMES DIVIDEND REINVESTMENT)



                                (INSERT GRAPH)



                            WNC        S & P 500      D.J. TRANSPORT
                      -------------  -------------    --------------
                      INDEX  RETURN  INDEX  RETURN    INDEX   RETURN
                      -----  ------  -----  ------    -----   ------
12/31/91              16.50  100.00  429.29  100.00  1358.00  100.00
12/31/92              16.58  100.51  448.10  104.38  1449.19  106.71
12/31/93              22.73  137.78  479.02  111.58  1762.31  129.77
12/31/94              39.08  236.85  472.46  110.06  1455.00  107.14
12/31/95              22.48  136.21  629.73  146.69  1981.00  145.88
12/31/96              18.49  112.09  755.65  176.02  2255.63  166.10
12/31/97              28.44  172.41  970.40  226.04  3256.50  239.80

                PROVISIONS OF THE CERTIFICATE OF INCORPORATION
                          WITH ANTI-TAKEOVER EFFECTS


  AUTHORIZED SHARES OF CAPITAL STOCK

       The Certificate of Incorporation authorizes the issuance of up to 75,000,000 shares of Common Stock, 19,955,874 shares of which were issued and outstanding as of February 28, 1998, and up to 25,000,000 shares of Preferred Stock, 352,000 shares of which were outstanding as of February 28, 1998. Additional shares of Preferred Stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. In addition, such shares of Preferred Stock, together with authorized but unissued shares of Common Stock, could also represent additional capital required to be purchased by an acquirer. Issuance of such additional shares may also dilute the voting interest of the Corporation's stockholders.

       On November 7, 1995, the Board of Directors adopted a Stockholder Rights Plan (the "Plan"). The Plan is designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Company without offering fair value to all shareholders and to deter other abusive takeover tactics which are not in the best interest of shareholders.

       Under the terms of the Plan, each share of Common Stock is accompanied by one right; each right entitles the shareholder to purchase from the Company, one one-thousandth of a newly issued share of Series A Preferred Stock at an exercise price of $120.

       The rights become exercisable ten days after a public announcement that an acquiring person or group (as defined in the Plan) has acquired 20% or more of the outstanding Common Stock of the Company (the Stock Acquisition
  Date) or ten days after the commencement of a tender offer which would result in a person owning 20% or more of such shares. The Company can redeem the rights for $.01 per right at any time until ten days following the Stock Acquisition Date (the 10-day period can be shortened or lengthened by the Company). The rights will expire in November 2005, unless redeemed earlier by the Company.

       If, subsequent to the rights becoming exercisable, the Company is acquired in a merger or other business combination at any time when there is a 20% or more holder, the rights will then entitle a holder to buy shares of the Acquiring Company with a market value equal to twice the exercise price of each right. Alternatively, if a 20% holder acquires the Company by means of a merger in which the Company and its stock survives, or if any person acquires 20% or more of the Company's Common Stock, each right not owned by a 20% or more shareholder, would become exercisable for Common Stock of the Company (or, in certain circumstances, other consideration) having a market value equal to twice the exercise price of the right.

                               VOTING PROCEDURES

       Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast.

       Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than
  elections of directors.   A "non-vote" occurs when a nominee holding shares
  for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


                         INDEPENDENT PUBLIC ACCOUNTANTS

       The accounting firm of Arthur Andersen LLP has acted as the Corporation's independent public accountants for the year ended December 31, 1997 and has been selected by the Board of Directors to act as such for 1998. Representatives of Arthur Andersen LLP are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

                            STOCKHOLDER PROPOSALS

     All stockholder proposals intended to be considered for incluson in the Company's proxy material for the 1999 Annual Meeting of the Corporation must be received at the Company's principal executive offices no later than January 31, 1999 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.


                                OTHER MATTERS

     Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their best judgment.

                                         By Order of the Board of Directors




                                         JOHN R. GAMBS
                                         Secretary


March 31, 1998

                         WABASH NATIONAL CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 1998

     The undersigned hereby appoints Donald J. Ehrlich and Mark R. Holden, or either of them, the proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Wabash National Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 4, 1998, or any adjournment thereof, as follows:

      YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE
                       DATE, SIGN AND MAIL THIS PROXY.
               A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------
                         WABASH NATIONAL CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                             ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSITION.
1. Election of Six Directors by all Stockholders -
   Nominees: Richard E. Dessimoz, Donald J. Ehrlich, John T. Hackett,
   E. Hunter Harrison, Mark R. Holden and Ludvik F. Koci


   FOR      WITHHOLD    FOR ALL (Except Nominee(s) written below)
   [ ]        [ ]         [ ]



______________________________


2. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual Meeting to the extent set forth in the proxy statement.


This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Proposal 1.



                                    Dated:_______________________________, 1998


Signature(s)___________________________________________________________________


_______________________________________________________________________________
Please sign exactly as name appears in the box on the left. When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person. If a joint account, please provide both signatures.